EXHIBIT 99.1

Welcome to our annual shareholders meeting.  I do not intend to spend a lot of time rehashing the events of the last year as 2010 largely resulted in a continuation of the same factors that have affected our performance over the course of the last several years.  However, there is some information that I think is important to share.

Credit quality has been and continues to be our biggest challenge in the current economic and regulatory environment.  Our ongoing issues with problem credits as well as our need for additional reserves for potential loan loss have dramatically impacted the bank’s earnings.  As a result, 2010 represented our third consecutive year of losses from operations.  A large portion of the need for additional reserves has resulted from declining real estate values especially commercial real estate.  As we gain possession of properties, we are forced to write down their value to today’s market values.  In some cases we have seen a decline of 30% to 50% from comparable property values in 2007.  As we all are aware, although there have been some recent signs of an improving economy, the real estate market has yet to recover.  Most industry observers believe it will be a long and arduous recovery period particularly in the Chicagoland market.  On the positive side, we have made good progress in gaining possession of our troubled real estate properties and are disposing of them in an orderly manner.

The truly good news is that it appears that we believe we have turned the corner in dealing with the credit issue.  Non-performing credits peaked in May of last year at $25.9 million.  We are pleased to report that non-performing credits have decreased to $19.6 million as of March 31, 2011, a 24.4% reduction.  Additionally as we indicated in a press release issued this afternoon, we have recently disposed of an additional $2.2 million in non-performing assets and have another $2.4 million under contract.  Altogether this represents a decrease in non-performing credits of $10.9 million, or 42.2%, from our peak in May of last year.  This represents significant progress which we believe will help position us to improve the health of the Bank’s balance sheet.  Another encouraging sign is that our loans 90 days and greater past due have remained at virtually zero from June of last year to today.  We believe that this is a positive indication that the majority of our problem credits have been identified and are in some stage of resolution.

We are also pleased to report that the Bank was modestly profitable during the first quarter of 2011.  The driving force behind the improved profitability has been the steady improvement in our net interest income as measured by the net interest margin.  Our net interest margin, the difference between our earnings on assets and interest costs on liabilities, for the three months ended March 31, 2011, totaled 3.54% which represents an increase of 11 basis points from 3.43% for the same period last year.  This improvement in the margin adds an additional $28,000 in revenue per month which we believe will better position us for future earnings improvement.  On the other hand, expenses associated with working through our problem credits have had a significant impact on earnings.  Attorneys’ fees and expenses associated with other real estate owned have been averaging approximately $60,000 per month compared to $10,000 during more normal times.  Add on top of this the lost earnings from non-performing assets of approximately $95,000 per month and you can understand why resolving our credit issues carries so much importance.  Despite this, we anticipate that our current level of earnings will continue throughout the remainder of 2011.

As we reported in a prior public filing, our Board of Directors has entered into a formal Consent Order with the FDIC and the Illinois Department of Financial and Professional Regulation, our state regulator.  The order’s primary impact relates to a new FDIC requirement for us, and for many other community banks, which provides that we must attain and maintain newly established and historically high minimum capital ratios of 8% leverage and 12% risk-based ratios.

The new capital requirements being imposed on us, as well as a number of other community financial institutions, are the indirect result of the massive credit losses our industry has suffered over the past few years and their negative impact on bank capital.  Bank capital which serves as a cushion against losses, protects the viability of the bank and protects the regulators against large losses to the FDIC insurance fund.  The preservation of bank capital has become the single most aggressive regulatory issue in the banking industry in recent memory.

Although our status as a public company limits our ability to discuss our strategic initiatives, our Board of Directors and management team are working together to ensure that we are making all efforts to comply with the requirements of the consent order.

While we have made significant progress, we are clearly focused on the work ahead of us.  Recent progress on reducing non-performing credits provides optimism as we move forward and we feel that a healthier balance sheet, along with consistent earnings, will help to support our stock value in the market.  Beyond a few of the largest banks, many bank stocks have yet to fully recover their value from the lows experienced as the crises unfolded.  Our goal is to improve the Bank’s fundamentals so that as the recovery for bank stocks takes hold our stock price will improve as well.  However, with the Bank’s increased cost structure due to greater regulation and the general requirement for banks to maintain higher capital levels, achieving historical returns will be that much harder to attain.  For this reason we believe that once our current issues are behind us we must refocus our efforts and look to grow the Bank to achieve greater efficiencies and economies of scale.

The main asset of Community Bank continues to be its strong customer base and the deposits they provide.  We have been consistently gaining market share within the communities that we serve and rank a strong second today within these communities exceeded by only JP Morgan Chase.   All of our facilities have shown strong growth in core deposits over the last year.   In particular, I am pleased to state that our North Wheaton facility has generated $22.1 million in deposits as of March 31, 2011.

Another key strength is our professional staff and the level of service that we provide.  While we always have believed that the level of service we provide exceeds expectations, we have recently undertaken a couple of initiatives to ensure that this is indeed true.  First, we began a mystery shopping program in July of 2009.  This program enlists our current customers to shop our bankers and tellers.  Some of you in this room may have participated in this program.  Once a shop has been conducted a fairly detailed report is completed to rate the experience and the skills of the staff member.  The results are then tabulated and sent on to management.  Much to our delight we achieved scores in excess of 90% on almost all of the shops and often attained scores of 100%.  These exceptional scores were recorded at all of our facilities which lends support to our claim of delivering exceptional service.  The high scoring achievements continue to this day.

The second initiative was our recently completed market survey.  We have conducted these blind surveys approximately every 4 years.  This most recent survey was our third such effort.  The survey measures various results such as market share, product usage and effectiveness in delivery of our services.  The section detailing our effectiveness was particularly pleasing.  The survey measured how well we perform in a variety of capacities versus our peers including staff friendliness, quality of service, community involvement and financial expertise among others.  There were thirteen such attributes included in the survey and we outperformed our competitors in every one of them.  Again, this confirms that we are achieving our mission of delivering superior service and have truly distinguished our competitive advantage.

As we look forward, we believe that we have set the stage for continued success.  The improvement in our margin will help lead to future profitability.  The significant progress in reducing our exposure to problem credits will also aid in improving our profitability and will reduce the overall risk profile of the Bank.  Last but not least our mortgage department continues to provide a significant source of revenue for the Bank despite a continued difficult real estate market.

Thank you for your patience during these difficult times.

Your thoughts and comments are always welcome.

Thank you for taking the time to attend this important meeting.  I’d be happy to answer any questions you may have.